  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-201234, No. 333-187454 and No. 333-172297 on Form S-8 of our report dated September 25, 2017, relating to the consolidated financial statements and financial statement schedule of Versar, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Versar Inc. and subsidiaries for the year ended June 30, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ URISH POPECK & CO., LLC

Pittsburgh, PA
September 25, 2017